CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PINTEREST, INC.

May 23, 2025

Pursuant to Section 242 of the General
Corporation Law of the State

* * * * *

Pinterest, Inc. the ("Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

1. The present name of the Corporation is Pinterest, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on October 28, 2008 under the name Cold Brew Labs Inc. The Amended & Restated Certificate of Incorporation of the Corporation was filed with the Secretary on April 23, 2019.

2. Article IX of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

ARTICLE IX

To the fullest extent authorized by the DGCL, as it presently exists or may hereafter be amended or modified from time to, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, as applicable, then the liability of a director or officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

3. The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

4. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first written above.

PINTEREST, INC.

By: /s/    Wanji Walcott
Name: Wanji Walcott
Title: Chief Legal and Business Affairs Officer and Corporate Secretary